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                                                             EXHIBIT 99.1


                            STOCK PURCHASE AGREEMENT

                                 by and between

                          BJ CHICAGO, LLC, as the Buyer

                                       and


                   ASSI, INC. and LOUIS HABASH, as the Sellers



                                DECEMBER 20, 2000




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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "AGREEMENT") is entered into as of December 20, 2000, by and among BJ Chicago, LLC, a Delaware limited liability company (the "BUYER"), and ASSI, Inc., a Nevada corporation ("ASSI"), and Louis Habash ("HABASH," and together with ASSI, the "SELLERS"), who are each shareholders of Chicago Pizza & Brewery, Inc., a California corporation ("TARGET"). The Buyer and the Sellers are referred to collectively herein as the "PARTIES."

                                    RECITALS

     A. Louis Habash owns 31,000 shares of the common stock of Target, and ASSI, Inc. owns an additional 2,175,500 shares of the common stock of Target, which collectively constitute all of the outstanding shares of capital stock of Target held by Sellers; and

     B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, 2,206,500 shares of Target common stock held by the Sellers in return for cash as set forth below in Section 2.

                                    AGREEMENT

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

     1. DEFINITIONS.

     "AAA" has the meaning set forth in Section 9(o) below.

     "AAA RULES" has the meaning set forth in Section 9(o) below.

     "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "BUYER" has the meaning set forth in the preface above.

     "CLOSING" has the meaning set forth in Section 2(c) below.

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     "CLOSING DATE" has the meaning set forth in Section 2(c) below.

     "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Target or confidential for purposes of the confidentiality agreement in place between the Parties as of the date hereof.

     "ESCROW ACCOUNT" has the meaning set forth in Section 2(b)(i) below.

     "ESCROW AGENT" has the meaning set forth in Section 2(b)(i) below.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 7(c) below.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 7(c) below.

     "INITIAL CLOSING" has the meaning set forth in Section 2(c) below.

     "INITIAL CLOSING DATE" has the meaning set forth in Section 2(c) below.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "PARTIES" has the meaning set forth in the preface above with each Party being referred to, individually, as a "PARTY."

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

     "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

     "SECOND CLOSING" has the meaning set forth in Section 2(c) below.

     "SECOND CLOSING DATE" has the meaning set forth in Section 2(c) below.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest.

     "SELLERS" has the meaning set forth in the preface above.

     "TARGET" has the meaning set forth in the preface above.

     "TARGET SHARES" mean any shares of the common stock, no par value per share, of Target, with each Target Share being referred to, individually, as a "TARGET SHARE."


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     "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The terms "Tax" and "Taxes" include any liability for any of the foregoing items as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and any liability for payment of any amounts as a result of a Tax sharing or indemnity agreement.

     "THIRD PARTY CLAIM" has the meaning set forth in Section 7(c) below.

     2. PURCHASE AND SALE OF TARGET SHARES.

     (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, Two Million Two Hundred Six Thousand Five Hundred (2,206,500) Target Shares, which constitute all of the Target Shares held by Sellers, for the consideration specified below in this Section 2.

     (b) PURCHASE PRICE. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of all of the Target Shares held by the Sellers, the Buyer will purchase such Target Shares for the consideration set forth below (the "PURCHASE PRICE"). The Purchase Price will be due and payable as follows:

         (i) Upon execution of this Agreement, ASSI will deliver One Million Two Hundred Fifty Thousand (1,250,000) Target Shares and Habash will deliver Thirty-One Thousand (31,000) Target Shares to an independent third party escrow agent ("ESCROW AGENT") to be held in an escrow account (the "ESCROW ACCOUNT") to be administered by Escrow Agent, which shall be released to the Buyer at the Initial Closing, or if the Initial Closing does not occur on or before January 18, 2001 (as such date may be mutually extended in writing by the parties) shall be returned by the Escrow Agent to the Sellers.

         (ii) Upon confirmation from the Escrow Agent of the delivery by the Sellers of the Target Shares to Escrow Agent pursuant to clause (i) of this Section, the Buyer will pay to the Sellers in cash Two Million Dollars ($2,000,000) as a nonrefundable deposit of an advance portion of the purchase price. In the event of the Initial Closing described in Section 2(c), the deposit shall be credited against the aggregate Purchase Price. If the Initial Closing does not occur on or before January 18, 2001 (as such date may be mutually extended in writing by the parties), the deposit shall be retained by Sellers as a break-up fee unless the Initial Closing does not occur as a result of a material breach hereof by Sellers.

         (iii) Before the Closing Date, ASSI will deliver Nine Hundred Twenty-Five Thousand Five Hundred (925,500) Target Shares to the Escrow Agent to be held in the Escrow Account to be administered by Escrow Agent, which shall be released to the Buyer at the

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Initial Closing, or if the Initial Closing does not occur on or before January
18, 2001 (as such date may be mutually extended in writing by the parties) shall be returned by the Escrow Agent to the Sellers.

         (iv) If the ASSI delivers the Target Shares described in clause
(iii) of this Section by the Initial Closing Date, the Buyer will pay the Sellers on the Initial Closing Date in cash an aggregate of Eight Million Eight Hundred Twenty-Six Thousand Dollars ($8,826,000) which shall be paid by
(A) Sellers retaining the deposit paid by Buyer pursuant to Section 2(b)(i) of this Agreement, and (B) by Buyer paying Sellers the balance of the Purchase Price on the Initial Closing Date in an amount of Six Million Eight Hundred Twenty-Six Thousand Dollars ($6,826,000) by same day wire transfer, cashier's check or other "same day funds" acceptable to the Sellers. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares.

         (v) If ASSI has not delivered the Target Shares described in clause
(iii) of this Section before the Initial Closing Date, the Buyer will pay the Sellers on the Initial Closing Date in cash an aggregate of Five Million One Hundred Twenty-Four Thousand Dollars ($5,124,000) which shall be paid by (A) Sellers retaining the deposit paid by Buyer pursuant to Section 2(b)(i) of this Agreement, and (B) by Buyer paying Sellers the balance of the Purchase Price on the Initial Closing Date in an amount of Three Million One Hundred Twenty-Four Thousand Dollars ($3,124,000) by same day wire transfer, cashier's check or other "same day funds" acceptable to the Sellers. The Purchase Price shall be allocated among the Sellers in proportion to their respective holdings of Target Shares.

         (vi) If ASSI has not delivered the Target Shares described in clause
(iii) of this Section before the Initial Closing Date, ASSI will have thirty
(30) days from the Initial Closing Date to deliver the Target Shares described in clause (iii) of this Section to the Escrow Agent. Upon confirmation from the Escrow Agent of the delivery by ASSI of the Target Shares and executed stock powers in blank to Escrow Agent pursuant to this clause, the Buyer will pay ASSI in cash in an amount of Three Million Seven Hundred Two Thousand Dollars ($3,702,000) by same day wire transfer, cashier's check or other "same day funds" acceptable to the Sellers. It shall be a material breach of this Agreement if ASSI does not deliver the Target Shares described in clause (iii) to the Escrow Agent prior to the expiration of such thirty-day period. In the event of such breach, the Buyer shall be entitled to the remedies specified in Section 9(a) of this Agreement in addition to any other remedy to which it may be entitled at law or in equity.

     (c) THE CLOSING. The purchase and sale of the Shares hereunder shall take place at one or more closings (each of which is referred to in this Agreement as a "CLOSING") on one or more closing dates (each a "CLOSING DATE"). The initial closing of the transactions contemplated by this Agreement (the "INITIAL CLOSING") shall take place at the offices of Latham & Watkins at 12636 High Bluff Drive, Suite 300, San Diego, California, commencing at 10:00 a.m. local time on January 18, 2001, or if any of the conditions set forth in Section 6(a) (other than conditions with respect to actions the respective Parties will take at the Initial Closing itself) has not been satisfied, a later date selected by the Buyer, which date shall be within five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective



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Parties will take at the Initial Closing itself) (such date, the "INITIAL
CLOSING DATE"). If necessary, a second closing will be held no later than thirty
(30) days following the Initial Closing for the Shares described in Section 2(b)(vi) (the "SECOND CLOSING") at the offices of Latham & Watkins at 12636 High Bluff Drive, Suite 300, San Diego, California, commencing at 10:00 a.m. local time on a date agreed upon by the Sellers and the Buyer (the "SECOND CLOSING Date").

     (d) DELIVERIES AT THE EXECUTION OF THIS AGREEMENT. At the execution of this Agreement, (i) the Buyer will deliver to the Sellers the nonrefundable deposit described in Section 2(b)(ii); (ii) the Sellers will deliver to the Escrow Agent the Target Shares described in Section 2(b)(i); and (iii) the counsel to the Sellers will deliver an opinion to the Buyer in form and substance as set forth in EXHIBIT A attached hereto, addressed to the Buyer, and dated as of the date of Execution of this Agreement.

     (e) DELIVERIES AT THE INITIAL CLOSING. At the Initial Closing, (i) Escrow Agent will release to the Buyer stock certificates representing the Target Shares then held in the Escrow Account, endorsed in blank or accompanied by duly executed assignment documents, (ii) the Buyer and the Sellers will execute and deliver to the Escrow Agent a Joint Notice in form and substance reasonably acceptable to the Escrow Agent instructing the Escrow Agent to release the Target Shares held by it to the Buyer; and (iii) the Buyer and the Escrow Agent will deliver to the Sellers the consideration specified in Section 2(b)(iv) if ASSI has delivered the shares described in Section 2(b)(iii) or the consideration specified in Section 2(b)(v) if Seller has not delivered the shares described in Section 2(b)(iii).

     (f) DELIVERIES AT THE SECOND CLOSING. If ASSI has not delivered the shares described in Section 2(b)(iii) by the Initial Closing Date, (i) ASSI will deliver the shares described in Section 2(b)(iii), endorsed in blank or accompanied by duly executed assignment documents, within thirty (30) days of the Initial Closing Date; (ii) upon confirmation from the Escrow Agent of the delivery by ASSI of the shares described in Section 2(b)(iii), the Buyer will deliver to Sellers the consideration specified in Section 2(b)(vi), and (iii) the Buyer and the Sellers will execute and deliver to the Escrow Agent a Joint Notice in form and substance reasonably acceptable to the Escrow Agent instructing the Escrow Agent to release the Target Shares held by it to the Buyer.

     3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

     (a) REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Initial Closing Date or, if applicable, the Second Closing Date (as though made then and as though the Initial Closing Date or, if applicable, the Second Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to itself.

               (i) AUTHORIZATION OF TRANSACTION. ASSI, Inc. has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to,


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make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (ii) NONCONTRAVENTION. Except for the right of first refusal set forth at Section 8.1 of the Stock Purchase Agreement dated as of February 18, 1999 among the Sellers and Chicago Pizza, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which either of the Sellers is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which either of the Sellers is a party or by which they are bound or to which any of their assets are subject, except where the conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby.

               (iii) TARGET SHARES. ASSI holds of record and owns beneficially 2,175,500 Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and except for the right of first refusal set forth at Section 8.1 of the Stock Purchase Agreement dated as of February 18, 1999 among ASSI and Chicago Pizza), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, encumbrances and demands. Habash holds of record and owns beneficially 31,000 Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, encumbrances and demands. The Target Shares constitute all of the issued capital stock of Target held by the Sellers and any affiliate of the Sellers. Neither of the Sellers is a party to any option, warrant, purchase right or other contract or commitment that could require either of the Sellers to sell, transfer or otherwise dispose of any capital stock of Target or any of the assets of Target (other than this Agreement). Neither of the Sellers is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Target.

     (b) REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Initial Closing Date or, if applicable, the Second Closing Date (as though made then and as though the Initial Closing Date or, if applicable, the Second Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

               (i) ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any



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authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               (ii) INVESTMENT. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

               (iii) ACCREDITED INVESTOR. The Buyer is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act, and the Target Shares to be acquired by it pursuant to this Agreement are being acquired for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distributions thereof. The Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Target Shares, and it is capable of bearing the economic risks of such investment.

               (iv) RESTRICTED SECURITIES. The Buyer understands that the Sellers are "affiliates" of the Target for the purposes of Rule 144 promulgated under the Securities Act ("Rule 144"), and the Buyer is familiar with the provisions of Rule 144. The Buyer understands that the Target Shares will be transferred to the Buyer without registration under the Securities Act under applicable state securities laws and constitute "restricted securities" for the purposes of Rule 144. The Buyer understands that the Target Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless exemptions from such registrations are available.

     4. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Initial Closing or, if applicable, the Second Closing:

          (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

          (b) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 4(b), however, shall be deemed to cure any misrepresentation, breach of warranty or breach of covenant.

          (c) EXCLUSIVITY. The Sellers will not, and the Sellers will not permit or cause any of their employees, officers, shareholders or other affiliates or agents to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, Target (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will not vote their Target Shares in favor of any such


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acquisition structured as a merger, consolidation or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing. In addition, the Sellers will not reallocate, issue, transfer, sell, pledge or otherwise dispose of any equity interests in the Target prior to the Initial Closing or, if applicable, the Second Closing. Further, Sellers will not and will not cause or permit any of their employees, officers, stockholders, or other affiliates or agents to, directly or indirectly, discuss, negotiate or consider any other proposals or inquiries from any other persons or entities relating to the sale or other transfer of the Target Shares.

     5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Initial Closing or, if applicable, the Second Closing:

          (a) GENERAL. In case at any time after the Initial Closing or, if applicable, the Second Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

          (b) CONFIDENTIALITY. For a period of two years following the termination of this Agreement, the Parties will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and, in respect of Sellers, deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that a Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 5(b). The foregoing provisions shall not apply to any Confidential Information which are generally available to the public immediately prior to the time of disclosure.

     6. CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Initial Closing or, if applicable, the Second Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(a) above shall be true and correct in all material respects at and as of the Initial Closing Date or, if applicable, the Second Closing Date;

               (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Initial Closing or, if applicable, the Second Closing;


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               (iii) no action, suit or proceeding shall be pending or
threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect), or (C) affect adversely the right of the Buyer to own the Target Shares; and

               (iv) From the date hereof through the Initial Closing Date or, if applicable, the Second Closing Date, there shall have been no material adverse change in the financial condition, results of operations, properties, business or prospects of Target.

All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer. The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Initial Closing or, if applicable, the Second Closing.

     (b) CONDITIONS TO OBLIGATION OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Initial Closing or, if applicable, the Second Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Initial Closing Date or, if applicable, the Second Closing Date;

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Initial Closing or, if applicable, the Second Closing; and

               (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers. The Sellers may waive any condition specified in this Section 6(b) by executing a writing so stating at or prior to the Initial Closing or, if applicable, the Second Closing.

       7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

            (a)      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.


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               (i) In the event either of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean either of the Sellers has breached) any of its representations, warranties and covenants contained herein, then the Sellers jointly and severally agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties and covenants contained herein, then the Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     (c) MATTERS INVOLVING THIRD PARTIES.

         (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 7, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                     (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably and such consent not to be withheld at all if the judgment or settlement contains a full release reasonably satisfactory to the Indemnified Party).

               (iv) In the event any of the conditions in Section 7(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses) and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

     8. TERMINATION.

          (a) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:


               (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Initial Closing or, if applicable, the Second Closing (A) in the event either of the Sellers has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Buyer has notified Sellers of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if such Closing shall not have occurred on or before the applicable Closing Date by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

               (iii) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Initial Closing or, if applicable, the Second Closing (A) in the event the Buyer has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if such Closing shall not have occurred on or before January 18, 2001 in respect of the Initial Closing or the applicable Closing Date in respect of the Second Closing by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty or covenant contained in this Agreement).

     9. MISCELLANEOUS.

     (a) CONFIDENTIALITY OF AGREEMENT, PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Except as set forth below, the Parties shall, and shall cause their officers, employees and representatives to, treat and hold as confidential the existence and terms of this Agreement at all times prior to the Initial Closing Date, or if applicable, the Second Closing Date. Specifically, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Initial Closing or, if applicable, the Second Closing without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities to make such disclosure (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Sellers; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) NOTICES. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

                           IF TO THE SELLERS:

                           Louis Habash
                           5075 Spyglass Hill Drive
                           Las Vegas, NV  89122
                           Facsimile:  (702) 431-8012

                           ASSI, Inc.

                           5075 Spyglass Hill Drive
                           Las Vegas, NV  89122
                           Facsimile: (702) 431-8012

                           WITH A COPY TO:

                           William L. Twomey, Esq.
                           Hewitt & McGuire, LLP
                           19900 MacArthur Boulevard, Suite 1050
                           Irvine, CA  92612
                           Fax: (949) 798-0511

                           IF TO THE BUYER:

                           BJ Chicago, LLC
                           c/o The Jacmar Companies, Inc.
                           2200 W. Valley Boulevard
                           Alhambra, CA  91803
                           Attn: James A. Dal Pozzo
                           Telephone: (626) 576-0737
                           Facsimile:  (626) 576-2211

                           WITH A COPY TO:

                           Latham & Watkins
                           12636 High Bluff Drive, Suite 300
                           San Diego, CA  92130
                           Attn.:  Robert E. Burwell, Esq.
                           Telephone: (858) 523-5400
                           Facsimile: (858) 523-5450

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Sellers.

No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any applicable jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other applicable jurisdiction.

     (k) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Buyer and Sellers agree to evenly share the fees of the Escrow Agent and any other fees or costs associated with the Escrow Account.

     (l) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and any applicable common law, unless the context requires otherwise. The word "including" shall mean including without limitation.

     (m) INCORPORATION OF EXHIBITS, ANNEXES AND SCHEDULES. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with, their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

     (o) ARBITRATION. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration in Los Angeles, California under the Commercial Arbitration Rules (the "AAA RULES") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties agree that pursuant to
Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing. The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any Party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any Party), including the power to render an award as provided in Rule 43 of the AAA Rules; PROVIDED, HOWEVER THAT THE ARBITRATOR SHALL NOT HAVE THE POWER TO AWARD CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW. THE PARTIES HEREBY WAIVE THEIR RIGHTS, IF ANY, TO RECOVER ANY SUCH DAMAGES, WHETHER IN ARBITRATION OR LITIGATION. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorney's fees; PROVIDED, HOWEVER, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


"BUYER"

BJ CHICAGO, LLC, a Delaware limited liability company

By:  THE JACMAR COMPANIES
      Its: Managing Member


      By: /s/ JAMES A. DAL POZZO
          --------------------------------
             Name: James A. Dal Pozzo
             Title: President


"SELLERS"

ASSI, INC., a Nevada corporation,


By: /s/ LOUIS HABASH
   --------------------------------
      Name: Louis Habash
      Title:



/s/ LOUIS HABASH
------------------------------------------
Louis Habash

                                    EXHIBIT A

                     FORM OF OPINION OF COUNSEL TO SELLERS



     The Buyer shall have received from counsel to the Sellers an opinion, addressed to the Buyer and dated as of the Initial Closing Date, in form and substance as set forth below:

     (a) ASSI, Inc. has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada with corporate power and authority to enter into the Stock Purchase Agreement to which they are a party and to perform their obligations thereunder.

     (b) The execution, delivery and performance of the Stock Purchase Agreement has been duly authorized by all necessary corporate action of the Sellers, and the Stock Purchase Agreement has been duly executed and delivered by the Sellers.

     (c) The Stock Purchase Agreement constitutes a legally valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

     (d) No registration of the Target Shares under the Securities Act of 1933, as amended, is required in connection with the offer, purchase, sale and delivery of the Target Shares in the manner contemplated by the Stock Purchase Agreement.



                                       A-1